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                                                                    EXHIBIT 10.7

                                 ATG GROUP, INC.

                              EMPLOYMENT AGREEMENT



        This Agreement is made by and between ATG Group, Inc. (the "Company"), and Thomas A. Grina ("Executive") as of December 1, 1999.

        1. Duties and Scope of Employment.

               (a) Positions and Duties. Executive will continue to serve as Sr. Vice President & CFO. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Company's Board of Directors (the "Board") and/or its Chief Executive Officer (the "CEO"). The period of Executive's employment under this Agreement is referred to herein as the "Employment Term."

               (b) Obligations. During the Employment Term, Executive will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the CEO, serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors (but in all cases subject to Section 10).

        2. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans that are applicable to other senior executives of the Company, as such plans and terms may exist from time to time.

        3. At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment.

        4. Compensation.

               (a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of $275,000 (the "Base Salary"). The Base Salary will be paid through payroll periods that are consistent with the Company's normal payroll practices, but in all events will not be less frequent than once per month and will be subject to the usual, required withholding. The Compensation Committee of the Board (the "Committee")

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will reevaluate the Base Salary at least annually and may increase the Base
Salary in accordance with its normal practices. The Base Salary will not be reduced without Executive's consent.

               (b) Bonuses. For each fiscal year of the Company, Executive will be eligible to receive a target bonus of up to 100% of his then Base Salary based upon the achievement of performance criteria specified by the Committee. The actual amount of the bonus payable for any year will depend upon the extent to which the applicable performance criteria have been satisfied. Any bonus that actually is earned will be paid as soon as practicable (but no later than 2_ months) after the end of the fiscal year for which the bonus is earned, but only if Executive was employed with the Company through the end of the fiscal year.

               (c) Stock Options. At least once during each fiscal year of the Company, the Compensation Committee will consider granting Executive an option or options to purchase shares of the Company's common stock ("Shares") at a per Share exercise price equal to no more than the fair market value per Share on the grant date(s) of the option(s). The number and terms and conditions of any options granted to Executive will be determined in the discretion of the Committee, but the Committee generally will seek to grant options to Executive in an amount and on terms and conditions that are at least as favorable as option grants received by senior officers of companies comparable to the Company.

        5. Severance.

               (a) Involuntary Termination other than for Cause, Death or Disability. Except as provided in the following sentence and Section 5(b), if the Company terminates Executive's employment with the Company without his consent and for a reason other than "Cause" (as defined below), Executive becoming "Disabled" (as defined below) or Executive's death, then promptly following such termination of employment, Executive will (i) receive a lump-sum payment equal to 100% of the Base Salary and target bonus, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company's then existing employee benefit plans and policies, (iii) be entitled to an additional twelve (12) months vesting of any Company stock options (whether granted to Executive on, before or after the date of this Agreement), (iv) have four (4) years following termination of employment to exercise his vested Company stock options (whether granted on, before or after the date of this Agreement), (v) be paid his then existing Base Salary for a period of six (6) months following his termination of employment, (vi) be 50% of his target annual bonus not later than six (6) months following his termination of employment,
(vii) receive Company-paid coverage for a period of eighteen (18) months for himself and his eligible dependents under the Company's health benefit plans (or, at the Company's option, coverage under a separate plan), providing benefits that are no less favorable than those provided under the Company's plans immediately prior to his termination of employment, (viii) receive such other compensation or benefits from the Company as may be required by law (for example, under Section 4980B of the Code). If the Company terminates Executive's employment with the Company without his consent within eighteen (18) months after a "Change of Control" (as defined below) and for a reason other than Cause, then promptly following such termination of employment, Executive will
(i) receive a lump-sum payment equal to 100% of the Base Salary and target bonus, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of


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termination of employment in accordance with the Company's then existing employee benefit plans and policies, (iii) be entitled to immediate 100% vesting of any stock options granted to Executive (whether granted to Executive on, before or after the date of this Agreement), (iv) have four (4) years following termination of employment to exercise his vested Company stock options (whether granted on, before or after the date of this Agreement), (v) be paid his then existing Base Salary and target bonus for a period of one (1) year following his termination of employment, (vi) receive Company-paid coverage for a period of two (2) years for himself and his eligible dependents under the Company's health benefit plans (or, at the Company's option, coverage under a separate plan), providing benefits that are no less favorable than those provided under the Company's plans immediately prior to his termination of employment, (vii) receive such other compensation or benefits from the Company as may be required by law (for example, under Section 4980B of the Code). All payments and benefits will be subject to applicable withholding.

               (b) Certain Involuntary Terminations before a Change of Control. If (i) the Company terminates Executive's employment with the Company in circumstances described in the first sentence of Section 5(a), (ii) such termination occurs within thirty (30) days before the Company enters into a definitive agreement (or term sheet) that if the transactions contemplated therein are completed would result in a Change of Control, and (iii) such transactions actually are completed, then Executive's termination of employment instead shall be deemed to be in accordance with the second sentence of Section 5(a) (thus entitling him to the benefits provided in such second sentence).

               (c) Voluntary Termination for Good Reason. Except as provided in the following sentence, if Executive voluntarily terminates his employment with the Company for "Good Reason" (as defined below), then promptly following such termination of employment, Executive will (i) receive a lump-sum payment equal to 100% of the Base Salary and target bonus, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company's then existing employee benefit plans and policies, (iii) be entitled to an additional twelve
(12) months vesting of any Company stock options (whether granted to Executive on, before or after the date of this Agreement), (iv) have four (4) years following termination of employment to exercise his vested Company stock options (whether granted on, before or after the date of this Agreement), (v) be paid his then existing Base Salary for a period of six (6) months following his termination of employment, (vi) be 50% of his target annual bonus not later than six (6) months following his termination of employment, (vii) receive Company-paid coverage for a period of eighteen (18) months for himself and his eligible dependents under the Company's health benefit plans (or, at the Company's option, coverage under a separate plan), providing benefits that are no less favorable than those provided under the Company's plans immediately prior to his termination of employment, (viii) receive such other compensation or benefits from the Company as may be required by law (for example, under Section 4980B of the Code). If Executive voluntarily terminates his employment with the Company for Good Reason within eighteen (18) months after a Change of Control, then promptly following such termination of employment, Executive will
(i) receive a lump-sum payment equal to 100% of the Base Salary and target bonus, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company's then existing employee benefit plans and policies,
(iii) be entitled to immediate 100% vesting of any stock options granted to Executive (whether granted to Executive on, before or after the date of this Agreement), (iv) have four (4) years following termination of employment to exercise his vested Company stock options (whether granted on, before or


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after the date of this Agreement), (v) be paid his then existing Base Salary and target bonus for a period of one (1) year following his termination of employment, (vi) receive Company-paid coverage for a period of two (2) years for himself and his eligible dependents under the Company's health benefit plans
(or, at the Company's option, coverage under a separate plan), providing benefits that are no less favorable than those provided under the Company's plans immediately prior to his termination of employment, (vii) receive such other compensation or benefits from the Company as may be required by law (for example, under Section 4980B of the Code). All payments and benefits will be subject to applicable withholding.

               (d) Other Voluntary Terminations. If Executive voluntarily terminates his employment with the Company without Good Reason, then Executive will (i) receive the Base Salary through the date of termination of employment,
(ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans and policies, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law (for example, "COBRA" coverage under Section 4980B of the Code). All payments and benefits will be subject to applicable withholding.

               (e) Termination due to Death or Disability. If Executive's employment with the Company is terminated due to his death or his becoming Disabled, then Executive or Executive's estate (as the case may be) will (i) receive the Base Salary through the date of termination of employment, (ii) be entitled to immediate vesting of 50% of any Company stock options held by Executive that were unvested immediately prior to his termination of employment (whether the options were granted on, before or after the date of this Agreement), (iii) receive Company-paid coverage for a period of two (2) years for Executive (if applicable) and Executive's eligible dependents under the Company's health benefit plans (or, at the Company's option, coverage under a separate plan), providing benefits that are no less favorable than those provided under the Company's plans immediately prior to Executive's death, (iv) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans and policies, and (v) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, under Section 4980B of the Code). For purposes of clause (ii) of the preceding sentence, the options having the lowest exercise price(s) shall become vested.

               (f) Involuntary Termination for Cause. If the Company terminates Executive's employment with the Company for Cause, then Executive will (i) receive the Base Salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans and policies, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law (for example, under Section 4980B of the Code).

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               (g) Cause. For purposes of this Agreement, "Cause" means
intentional misconduct that has a material adverse effect on the Company. Misconduct by Executive will be considered Cause only if Executive has received written notice from the CEO of the misconduct and Executive has not cured the misconduct within fifteen (15) business days of his receipt of the notice.

               (h) Change of Control. For purposes of this Agreement, "Change of Control" means (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets to any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert; (ii) any "person" or group of persons becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 35% or more of the total voting power represented by the Company's then outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or (iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.

               (i) Disabled. For purposes of this Agreement, "Disabled" means Executive being unable to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. Whether Executive is Disabled shall be determined by the Committee based on evidence provided by one or more physicians selected by the Committee.

               (j) Good Reason. For purposes of this Agreement, "Good Reason" means (without Executive's consent) (i) a material reduction in his title, authority, status, or responsibilities, (ii) a material breach by the Company of its obligations under this Agreement, or (iii) a relocation of Executive's principal place of employment by more than twenty five (25) miles. With respect to a termination of employment that occurs during the six (6) month period immediately following a Change of Control, clause (i) of the preceding sentence shall be applied by replacing the word "reduction" with the word "change."

        6. Golden Parachute Excise Tax. In the event that the benefits provided for in this Agreement or otherwise payable to Executive (including, but not by way of limitation, any accelerated vesting on stock options) (the "Total Payments") would subject Executive to the excise tax (the "Excise Tax") imposed under Section 4999 of the Code, then the Company will pay Executive (i) an amount sufficient to pay such excise tax, and (ii) an additional amount sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company pursuant to this sentence. Any amount required to paid to Executive under this Section 6 will be paid to him (and/or paid to the appropriate authorities as tax withholding on Executive's behalf) no later than five (5) days prior to the time when the excise and/or income taxes are due. In addition, the Company will use its reasonable best efforts to pay the amount to Executive or the appropriate authorities as early as administratively practicable after the amount of the excise tax is determined, but in no event will the Company be required to pay the amount earlier than sixty (60)


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days before the excise tax is due. The determination of Executive's excise tax liability and the amount, if any, required to be paid under this Section 6 will be made in writing by the Company's independent auditors (the "Accountants"). For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company will pay all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

        7. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

        8. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

        If to the Company:

        ATG Group, Inc.
        100 Stony Point Road  Suite 130
        Santa Rosa, CA 95401

        Attn: Chairman and Chief Executive Officer

        If to Executive:


        Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.


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        Non-Competition and Non-Solicitation. For a period beginning on the
Effective Date and ending one year after the Executive ceases to be employed by the Company, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will: (i) not engage, participate or invest in any business activity anywhere in the United States that is directly competitive with the principal markets, products and services of the Company at the time of Executive's termination; provided, however, that it will not be a violation of this Section 10(a) for Executive to own (as a passive investment): (A) not more than two percent of any class of publicly traded securities of any entity or (B) not more than five percent of any class of non-publicly traded securities of any entity; (ii) not solicit, induce or influence any person to leave employment with the Company; (iii) not directly or indirectly solicit business from any of the Company's customers and users on behalf of any business that directly competes with the principal business of the Company.

        9. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

        10. Arbitration and Equitable Relief.

               (a) Except as provided in Section 12(d) below, Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held in or about Palo Alto, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

               (b) The arbitrator will apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

               (c) The Company will pay the direct costs and expenses of the arbitration. The Company and Executive each will separately pay its counsel fees and expenses.

               (d) The Company or Executive may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of the confidential information and trade secrets agreement between the Company and Executive, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

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               (e) Executive understands that nothing in Section 12 modifies
Executive's at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

               (f) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 12, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

                          (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF
EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

                          (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL
STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF THE STATE OF CALIFORNIA; AND

                          (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS
AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

        11. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by Executive and the Company).

        12. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

        13. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

        14. Effective Date. This Agreement is effective December 1, 1999.


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        15. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

        EXECUTIVE


        /s/ THOMAS A. GRINA
        -----------------------------------           Date:  December 1, 1999
        Thomas A. Grina



        ATG GROUP, INC.

        /s/ CLIFFORD G. RUDOLPH
        -----------------------------------           Date:  December 1, 1999
        Clifford G. Rudolph
        Chairman and Chief Executive Officer


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